Registration No. 333-188541

Registration No. 333-177027

Registration No. 333-150712

Registration No. 333-146461

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-188541

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-177027

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-150712

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-146461

UNDER THE SECURITIES ACT OF 1933

COLEMAN CABLE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-4410887
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1530 Shields Drive Waukegan, Illinois 60085
(Address of Principal Executive Offices)

Coleman Cable, Inc. 401(K) Plan

Coleman Cable, Inc. Long-Term Incentive Plan

(Full Title of Plans)

Floyd W. Smith

Secretary

Coleman Cable, Inc.

1530 Shields Drive

Waukegan, Illinois 60085

(770) 832-4242

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Coleman Cable, Inc. (the “Registrant”):

•	Registration Statement No. 333-188541 pertaining to the registration of 500,000 shares of common stock, par value $0.001 per share, of the Registrant (the “Common Stock”) issuable under the Coleman Cable, Inc. 401(K) Plan.

•	Registration Statement No. 333-177027 pertaining to the registration of 500,000 shares of Common Stock issuable under the Coleman Cable, Inc. Long-Term Incentive Plan.

•	Registration Statement No. 333-150712 pertaining to the registration of 790,000 shares of Common Stock issuable under the Coleman Cable, Inc. Long-Term Incentive Plan.

•	Registration Statement No. 333-146461 pertaining to the registration of 1,650,000 shares of Common Stock issuable under the Coleman Cable, Inc. Long-Term Incentive Plan.

On February 11, 2014, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 20, 2013, by and among the Registrant, Southwire Company, a Delaware corporation (“Parent”), and Cubs Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Coleman Cable, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waukegan, Illinois, on the 12th day of February, 2014.

COLEMAN CABLE, INC.

By:	/s/ Stuart W. Thorn
	Name:	Stuart W. Thorn
	Title:	President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Stuart W. Thorn Stuart W. Thorn	President and Director (Principal Executive Officer)	February 12, 2014

/s/ J. Guyton Cochran J. Guyton Cochran	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	February 12, 2014

/s/ John R. Carlson John R. Carlson	Director	February 12, 2014